Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

FORTUNE BRANDS HOME & SECURITY, INC.

a Delaware corporation

Fortune Brands Home & Security, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Fortune Brands Home & Security, Inc. The Corporation was originally incorporated under the name AB Hardware Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on June 9, 1988.

B. This restated certificate of incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Fortune Brands Home & Security, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19802. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is eight hundred ten million (810,000,000) shares, consisting of seven hundred fifty million (750,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and sixty million (60,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation (as defined below).

4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this restated certificate of incorporation of the Corporation (as further amended from time to time in accordance with the provisions hereof and including, without limitation, the terms of any certificate of designation with respect to any series of Preferred Stock, this “Certificate of Incorporation”), and subject to the rights of the holders of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4 Preferred Stock.

(a) The Board is expressly authorized to issue from time to time the Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

BOARD OF DIRECTORS

5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

5.2 Number of Directors; Election; Term.

(a) The number of directors that shall constitute the entire Board shall not be less than five (5) nor more than fifteen (15). Within such limit, the number of members of the entire Board shall be fixed, from time to time, exclusively by the Board, subject to the rights of the holders of preferred stock with respect to the election of directors, if any.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes. The term of office of

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the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the effectiveness of this Article V; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the effectiveness of this Article V; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the effectiveness of this Article V. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the effectiveness of this Article V, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

(d) Elections of directors need not be by written ballot unless the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”) shall so provide.

(e) Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

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5.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause.

5.4 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified.

ARTICLE VI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the stockholders by the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

STOCKHOLDERS

7.1 No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

7.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

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ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1 Limitation of Personal Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

8.2 Indemnification and Advancement of Expenses. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any officer’s or director’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such person’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

8.3 Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

8.4 Insurance. To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.

8.5 Persons Other Than Directors and Officers. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.

8.6 Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or

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protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ARTICLE IX

MISCELLANEOUS

9.1 Forum for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any state derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (b) any state action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (d) any action asserting a claim against the Corporation or any of its current or former directors or officers that relates to the internal affairs or governance of the Corporation and arises under or by virtue of the laws of the State of Delaware, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein.

9.2 Amendment. The Corporation reserves the right to amend, repeal or modify any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal, modify or adopt any provision of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal, modify or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, repeal, modification or adoption of any other Article).

9.3 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 27th day of September, 2011.

/s/ Christopher J. Klein
By:	Christopher J. Klein
Its:	President and Chief Executive Officer

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

FORTUNE BRANDS HOME & SECURITY, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned do hereby certify that the following resolution was duly adopted by the board of directors of Fortune Brands Home & Security, Inc., a Delaware corporation (the “Corporation”), on September 6, 2011:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation, as amended (the “Charter”), the Board of Directors does hereby create, authorize and provide for the issue of a series of Preferred Stock, par value $0.01 per share, of the Corporation, to be designated “Series A Junior Participating Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”), initially consisting of 750,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations or restrictions of the Series A Preferred Stock are not stated and expressed in the Charter, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein that are defined in the Charter shall be deemed to have the meanings provided therein):

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 750,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall, at any time after 5:00 p.m. New York City time on October 10, 2011 (the “Record Date”), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior to and superior to the shares of Series A Preferred Stock with respect to dividends, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless by payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote collectively as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii) During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting rights. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than ten (10) days and not later than fifty (50) days after such order or request, or in default of the calling of such meeting within fifty (50) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within fifty (50) days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and, if applicable, other classes of capital stock of the Corporation, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors appointed by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Charter or the Corporation’s by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Charter or the Corporation’s by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any capital stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of capital stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, and the payment of liquidation preferences of all other shares of capital stock which rank prior to or on a parity with Series A Preferred Stock, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of capital stock, securities, cash or any other property (payable in kind), as the case may be, for which or into which each share of

Common Stock is exchanged or changed. In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, whether or not upon the dissolution, liquidation or winding up of the Corporation, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. The Charter shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

* * * * * * *

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Christopher J. Klein, its Chief Executive Officer, and the same to be attested to by Lauren S. Tashma, its Assistant Secretary, this 6th day of September, 2011.

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ Christopher J. Klein
Name: Christopher J. Klein
Title: Chief Executive Officer

(Corporate Seal)

Attest:

By:	/s/ Lauren S. Tashma
Name: Lauren S. Tashma
Title: Assistant Secretary

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